Nelnet Reports Second Quarter 2025 Results
LINCOLN, Neb., August 6, 2025 - Nelnet (NYSE: NNI) today reported GAAP net income of $181.5 million, or $4.97 per share, for the second quarter of 2025, compared with GAAP net income of $45.1 million, or $1.23 per share, for the same period a year ago.
Net income, excluding derivative market value adjustments1, was $184.4 million, or $5.05 per share, for the second quarter of 2025, compared with $43.9 million, or $1.20 per share, for the same period in 2024.
Included in the operating results for the second quarter of 2025 is a gain of $175.0 million ($133.0 million after tax, or $3.65 per share) related to the previously disclosed partial redemption of Nelnet's investment in ALLO Holdings, LLC (referred to collectively with its subsidiary ALLO Communications LLC as "ALLO").
“We delivered a strong quarter, driven by continued performance across our core businesses,” said Jeff Noordhoek, chief executive officer of Nelnet. “As we look ahead, we remain focused on delivering superior customer experiences and investing in our key areas: loan servicing, consumer lending, payments, and technology, with a particular emphasis on education. The recent transaction involving our investment in ALLO enabled the company to recognize a significant gain and we continue to hold a 27% ownership interest in ALLO."
Nelnet has four reportable operating segments, earning interest income on loans in its Asset Generation and Management (AGM) and Nelnet Bank segments, both part of the company's Nelnet Financial Services (NFS) division, and fee-based revenue in its Loan Servicing and Systems (referred to as Nelnet Diversified Services (NDS)) and Education Technology Services and Payments (referred to as Nelnet Business Services (NBS)) segments. Other business activities and operating segments that are not reportable and not part of the NFS division are combined and included in Corporate Activities.
Asset Generation and Management
The AGM operating segment reported loan and investment net interest income of $49.9 million during the second quarter of 2025, compared with $35.8 million for the same period a year ago. The increase in 2025 was due to an increase in loan spread2, which was partially offset by the expected runoff of the Federal Family Education Loan Program (FFELP) loan portfolio. The average balance of loans outstanding decreased from $10.5 billion for the second quarter of 2024 to $9.2 billion for the same period in 2025.
AGM recognized a provision for loan losses in the second quarter of 2025 of $11.1 million ($8.4 million after tax), compared with negative provision of $4.2 million ($3.2 million after tax) in the second quarter of 2024. Provision for loan losses in 2025 was primarily impacted by an initial allowance for consumer and other loans acquired during the period. During the second quarter of 2025, AGM acquired $143 million of consumer and other loans.
During the second quarter of 2025, the company recorded an additional allowance for credit losses and provision expense of $5.0 million ($3.8 million after tax, or $0.10 per share) related to certain of the company's residual ownership investments in loan securitizations. The company's estimate of future cash flows from the beneficial interest in certain private education and consumer loan securitizations was lower than anticipated due to increased loan defaults and prepayments within such securitizations. As of June 30, 2025, the company's net carrying value of its beneficial interest investments was $191 million, and the company expects future undiscounted cash flows from such investments to be approximately $280 million.
AGM recognized net income after tax of $20.8 million for the three months ended June 30, 2025, compared with $18.5 million for the same period in 2024.
Nelnet Bank
As of June 30, 2025, Nelnet Bank had a $827.6 million and $922.7 million loan and investment portfolio, respectively, and total deposits, including intercompany deposits, of $1.53 billion. Nelnet Bank reported loan and investment net interest income of $14.1 million during the second quarter of 2025, compared with $8.5 million for the same period a year ago. The increase in 2025 was due to an increase in the loan and investment portfolio and an increase in net interest margin.
Nelnet Bank recognized a provision for loan losses in the second quarter of 2025 of $6.8 million ($5.2 million after tax), compared with $7.8 million ($5.9 million after tax) in the second quarter of 2024. In addition, Nelnet Bank recognized a loss of
1 Net income, excluding derivative market value adjustments, is a non-GAAP measure. See "Non-GAAP Performance Measures" at the end of this press release and the "Non-GAAP Disclosures" section below for explanatory information and reconciliations of GAAP to non-GAAP financial information.

2 Loan spread represents the spread between the yield earned on loan assets and the costs of the liabilities and derivative instruments used to fund the assets.

$1.7 million ($1.3 million after tax) related to changes in the fair value of derivative instruments that do not qualify for hedge accounting, compared with income of $0.6 million ($0.5 million after tax) for the same period in 2024.
Nelnet Bank recognized a net loss after tax for the quarter ended June 30, 2025 of $0.4 million, compared with a net loss of $2.8 million for the same period in 2024.
Loan Servicing and Systems
Revenue from the Loan Servicing and Systems segment was $120.7 million for the second quarter of 2025, compared with $109.1 million for the same period in 2024. The increase in revenue was primarily due to an increase of private education loan servicing volume as a result of the conversion of Discover Financial Services and SoFi Lending Corp. loan portfolios during the fourth quarter of 2024 and first quarter of 2025. As of June 30, 2025, the company was servicing $516.1 billion in government-owned, FFELP, private education, and consumer loans for 14.5 million borrowers.
The Loan Servicing and Systems segment reported net income after tax of $15.2 million for the three months ended June 30, 2025, compared with $1.7 million for the same period in 2024. The increase in operating margin in 2025 compared with 2024 was due to an increase in revenue and a decrease in expenses obtained from strategic cost management activities including efficiencies achieved with technology and automation.
Education Technology Services and Payments
For the second quarter of 2025, revenue from the Education Technology Services and Payments operating segment was $118.2 million, an increase from $116.9 million for the same period in 2024. Revenue less direct costs to provide services for the second quarter of 2025 was $78.3 million, compared with $76.7 million for the same period in 2024. Operating margin has decreased in 2025 compared with 2024 as the company continues to make investments to support the growth in the customer base and development of new technologies.
Net income after tax for the Education Technology Services and Payments segment was $17.9 million for the three months ended June 30, 2025, compared with $19.5 million for the same period in 2024.
Corporate Activities
On June 4, 2025, Nelnet received cash proceeds of $410.9 million from ALLO for the redemption of a portion of Nelnet's voting membership interests and all of Nelnet's outstanding preferred membership interests in ALLO, recognizing a $175.0 million pre-tax gain. Nelnet’s voting membership interests of ALLO decreased from 45% to 27%. Nelnet will continue to account for its remaining 27% voting membership interest of ALLO under the Hypothetical Liquidation at Book Value method of accounting, with the carrying value of such interest remaining at $0.
For the second quarter of 2025, the company reported a net loss of $13.4 million ($0.37 per share) in its solar engineering, procurement, and construction (EPC) business. Since the acquisition of this business in 2022, it has incurred low and, in many cases, negative margins on legacy projects. The company has a few remaining legacy construction contracts it is obligated to complete, down from over 30 at the beginning of 2024. During the second quarter of 2025, the company recognized $12.9 million in contract loss reserves that represent the company's estimate of costs it will incur to complete the remaining legacy contracts.
The company also recognized an impairment charge of $3.3 million ($2.5 million after tax, or $0.07 per share) in the second quarter of 2025 related to certain operating lease assets as it consolidated office space.
Share Repurchases
During the first six months of 2025, the company has repurchased 222,045 Class A common shares for $25.8 million (average price of $116.28 per share), including a total of 183,554 Class A common shares for $21.4 million (average price of $116.37 per share) during the second quarter.
Board of Directors Declares Third Quarter Dividend
The Nelnet Board of Directors declared a third-quarter cash dividend on the company's outstanding shares of Class A common stock and Class B common stock of $0.30 per share. The dividend will be paid on September 16, 2025, to shareholders of record at the close of business on September 2, 2025.

Forward-Looking and Cautionary Statements
This press release contains forward-looking statements within the meaning of federal securities laws. The words “anticipate,” “assume," "believe,” “continue,” “could,” "ensure," “estimate,” “expect,” “forecast,” “future,” “intend,” “may,” “plan,” “potential,” “predict,” "scheduled," “should,” “will,” “would,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: risks related to the ability to successfully maintain and increase allocated volumes of student loans serviced by the company under existing and future servicing contracts with the Department, risks related to unfavorable contract modifications or interpretations, risks related to consistently meeting service requirements to avoid the assessment of performance penalties, and risks related to the company's ability to comply with agreements with third-party customers for the servicing of Federal Direct Loan Program, FFEL Program, private education, and consumer loans; loan portfolio risks such as credit risk, prepayment risk, interest rate basis and repricing risk, risks related to the use of derivatives to manage exposure to interest rate fluctuations, uncertainties regarding the expected benefits from purchased securitized and unsecuritized FFELP, private education, consumer, and other loans, or investment interests therein, and initiatives to purchase additional FFELP, private education, consumer, and other loans; financing and liquidity risks, including risks of changes in the interest rate environment; risks from changes in the terms of education loans and in the educational credit and services markets resulting from changes in applicable laws, regulations, and government programs and budgets; risks related to a breach of or failure in the company's operational or information systems or infrastructure, or those of third-party vendors, including disclosure of confidential or personal information and/or damage to reputation resulting from cyber breaches; risks related to use of artificial intelligence; uncertainties inherent in forecasting future cash flows from student loan assets, including investment interests therein, and related asset-backed securitizations; risks related to the ability of Nelnet Bank to achieve its business objectives and effectively deploy loan and deposit strategies and achieve expected market penetration; risks related to the expected benefits to the company from its continuing investment in Hudl; risks related to the company's solar tax equity investments and solar construction business, including risks of not being able to realize tax credits which remain subject to recapture by taxing authorities and risks from the impact of the enactment of the One Big Beautiful Bill that accelerates the expiration and phase out of solar energy credits; risks and uncertainties related to other initiatives to pursue additional strategic investments (and anticipated income therefrom) including venture capital and real estate investments, reinsurance, acquisitions, and other activities (including risks associated with errors that occasionally occur in converting loan servicing portfolios to a new servicing platform), including activities that are intended to diversify the company both within and outside of its historical core education-related businesses; risks and uncertainties associated with climate change; risks from changes in economic conditions and consumer behavior; risks related to the company's ability to adapt to technological change; risks related to the exclusive forum provisions in the company's articles of incorporation; risks related to the company's executive chairman's ability to control matters related to the company through voting rights; risks related to related party transactions; risks related to natural disasters, terrorist activities, or international hostilities; and risks and uncertainties associated with litigation matters and maintaining compliance with the extensive regulatory requirements applicable to the company's businesses, including changes to the regulatory environment from the change in presidential administration, and uncertainties inherent in the estimates and assumptions about future events that management is required to make in the preparation of the company's consolidated financial statements.
For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission. All forward-looking statements in this release are as of the date of this release. Although the company may voluntarily update or revise its forward-looking statements from time to time to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by law.
Non-GAAP Performance Measures
The company prepares its financial statements and presents its financial results in accordance with U.S. GAAP. However, it also provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results and performance. Reconciliations of GAAP to non-GAAP financial information, and a discussion of why the company believes providing this additional information is useful to investors, is provided in the "Non-GAAP Disclosures" section below.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended			Six months ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Interest income:
Loan interest	$172,104	166,439	202,129	338,543	418,853
Investment interest	40,185	41,389	40,737	81,574	92,814
Total interest income	212,289	207,828	242,866	420,117	511,667
Interest expense on bonds and notes payable and bank deposits	132,854	125,114	176,459	257,968	371,039
Net interest income	79,435	82,714	66,407	162,149	140,628
Less provision for loan losses	17,930	15,337	3,611	33,267	14,440
Net interest income after provision for loan losses	61,505	67,377	62,796	128,882	126,188
Other income (expense):
Loan servicing and systems revenue	120,724	120,741	109,052	241,465	236,252
Education technology services and payments revenue	118,184	147,330	116,909	265,515	260,449
Reinsurance premiums earned	26,112	24,687	14,851	50,799	27,631
Solar construction revenue	1,259	3,995	9,694	5,254	23,420
Other, net	22,976	23,694	14,020	46,670	18,103
Gain (loss) on sale of loans, net	—	909	(1,438)	909	(1,579)
Gain on partial redemption of ALLO investment	175,044	—	—	175,044	—
Derivative market value adjustments and derivative settlements, net	(3,122)	(5,578)	3,182	(8,701)	12,903
Total other income (expense), net	461,177	315,778	266,270	776,955	577,179
Cost of services and expenses:
Loan servicing contract fulfillment and acquisition costs	1,845	1,633	196	3,478	196
Cost to provide education technology services and payments	39,844	48,047	40,222	87,891	88,832
Cost to provide solar construction services	14,050	7,828	8,072	21,878	22,300
Total cost of services	55,739	57,508	48,490	113,247	111,328
Salaries and benefits	134,699	138,223	139,634	272,922	283,509
Depreciation and amortization	7,624	9,255	15,142	16,879	31,911
Reinsurance losses and underwriting expenses	25,662	22,212	10,988	47,874	22,305
Other expenses	51,306	48,226	48,608	99,532	94,136
Total operating expenses	219,291	217,916	214,372	437,207	431,861
Impairment expense and provision for beneficial interests	10,288	1,591	7,776	11,879	7,813
Total expenses	285,318	277,015	270,638	562,333	551,002
Income before income taxes	237,364	106,140	58,428	343,504	152,365
Income tax expense	(59,510)	(25,010)	(14,753)	(84,521)	(37,936)
Net income	177,854	81,130	43,675	258,983	114,429
Net loss attributable to noncontrolling interests	3,605	1,430	1,416	5,035	4,069
Net income attributable to Nelnet, Inc.	$181,459	82,560	45,091	264,018	118,498
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$4.97	2.26	1.23	7.24	3.22
Weighted average common shares outstanding - basic and diluted	36,485,605	36,478,426	36,525,482	36,482,035	36,841,227

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	June 30, 2025	December 31, 2024	June 30, 2024
Assets:
Loans and accrued interest receivable, net	$10,155,483	9,992,744	10,939,519
Cash, cash equivalents, and investments	2,330,692	2,395,214	2,092,269
Restricted cash	576,023	736,502	797,925
Goodwill and intangible assets, net	191,307	194,357	198,550
Other assets	457,583	458,936	472,930
Total assets	$13,711,088	13,777,753	14,501,193
Liabilities:
Bonds and notes payable	$7,903,561	8,309,797	9,567,708
Bank deposits	1,382,042	1,186,131	890,472
Other liabilities	942,792	982,708	822,991
Total liabilities	10,228,395	10,478,636	11,281,171
Equity:
Total Nelnet, Inc. shareholders' equity	3,574,983	3,349,762	3,294,061
Noncontrolling interests	(92,290)	(50,645)	(74,039)
Total equity	3,482,693	3,299,117	3,220,022
Total liabilities and equity	$13,711,088	13,777,753	14,501,193

Contacts:
Media, Ben Kiser, 402.458.3024, or Investors, Phil Morgan, 402.458.3038, both of Nelnet, Inc.

Non-GAAP Disclosures
(Dollars in thousands, except share data)
(unaudited)
Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies. The company reports this non-GAAP information because the company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.
Net income, excluding derivative market value adjustments

	Three months ended June 30,
	2025	2024
GAAP net income attributable to Nelnet, Inc.	$181,459	45,091
Realized and unrealized derivative market value adjustments (a)	3,866	(1,533)
Tax effect (b)	(928)	368
Non-GAAP net income attributable to Nelnet, Inc., excluding derivative market value adjustments	$184,397	43,926
Earnings per share:
GAAP net income attributable to Nelnet, Inc.	$4.97	1.23
Realized and unrealized derivative market value adjustments (a)	0.11	(0.04)
Tax effect (b)	(0.03)	0.01
Non-GAAP net income attributable to Nelnet, Inc., excluding derivative market value adjustments	$5.05	1.20

(a)    "Derivative market value adjustments" includes both the realized portion of gains and losses (corresponding to variation margin received or paid on derivative instruments that are settled daily at a central clearinghouse) and the unrealized portion of gains and losses that are caused by changes in fair values of derivatives which do not qualify for "hedge treatment" under GAAP. "Derivative market value adjustments" does not include "derivative settlements" that represent the cash paid or received during the respective period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms.
The accounting for derivatives requires that changes in the fair value of derivative instruments be recognized currently in earnings, with no fair value adjustment of the hedged item, unless specific hedge accounting criteria are met. Management has structured all of the company’s derivative transactions with the intent that each is economically effective; however, the majority of the company’s derivative instruments do not qualify for hedge accounting in the consolidated financial statements. As a result, the change in fair value for the derivative instruments that do not qualify for hedge accounting is reported in current period earnings with no consideration for the corresponding change in fair value of the hedged item. Under GAAP, the cumulative net realized and unrealized gain or loss caused by changes in fair values of derivatives in which the company plans to hold to maturity will equal zero over the life of the contract. However, the net realized and unrealized gain or loss during any given reporting period fluctuates significantly from period to period.
The company believes these point-in-time estimates of asset and liability values related to its derivative instruments that are subject to interest rate fluctuations are subject to volatility mostly due to timing and market factors beyond the control of management, and affect the period-to-period comparability of the results of operations. Accordingly, the company’s management utilizes operating results excluding these items for comparability purposes when making decisions regarding the company’s performance and in presentations with credit rating agencies, lenders, and investors
(b)    The tax effects are calculated by multiplying the realized and unrealized derivative market value adjustments by the applicable statutory income tax rate.